UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __ )
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BRANTLEY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held April 11, 2007
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
ASSET PURCHASE AND SALE AGREEMENT
EXHIBIT A to Sale Agreement INTEREST SPECIFICS
EXHIBIT B to Sale Agreement Brantley Capital Corp. Portfolio Existing Restrictions
PLAN OF LIQUIDATION AND DISSOLUTION OF BRANTLEY CAPITAL CORPORATION.
Sections 3-201 — 3-213 of the Maryland General Corporation Law

BRANTLEY CAPITAL CORPORATION
287 Bowman Ave., 2nd Floor
Purchase, New York 10577
(914) 510-9385

Dear Stockholder:

You are cordially invited to attend a special meeting (the “Special Meeting”) of the stockholders (the “Stockholders”) of Brantley Capital Corporation, a Maryland corporation (the “Company”), to be held on April 11, 2007 at 9:30 a.m., Eastern Time, at 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577.

The Company has entered into an Asset Purchase and Sale Agreement, dated December 13, 2006 (the “Sale Agreement”), with Venture Capital Fund of America III, Inc. (the “Buyer”), pursuant to which the Company has agreed to sell, and the Buyer, on behalf of its affiliated investment funds, has agreed to purchase, subject to the satisfaction of certain conditions precedent, substantially all of the investment assets of the Company for $10.0 million (the “Sale”). At the Special Meeting, you will be asked to approve and adopt the Sale Agreement. The Board of Directors of the Company has determined that the proposed sale contemplated by the Sale Agreement is in the best interests of the Company and its Stockholders. The sole member of the Board of Directors of the Company approved the Sale Agreement by written consent on December 13, 2006.

The Board of Directors has also determined that following completion of the Sale, it will no longer be in the best interests of the Company and its Stockholders to continue the operations of the Company. Therefore, at the Special Meeting, you will be asked to approve and adopt a proposed Plan of Liquidation and Dissolution of the Company (the “Plan”). Pursuant to the Plan, as more particularly described in the enclosed Notice of Special Meeting and Proxy Statement, the Company intends to distribute a portion of its available cash to its Stockholders following consummation of the Sale and will retain its remaining available cash and its other assets as part of the winding up and final liquidation of the Company in accordance with the Plan. The sole member of the Board of Directors of the Company approved the Plan on March 13, 2007.

The Board of Directors of the Company strongly urges you to vote in favor of both the Sale Agreement and the Plan.

You are entitled to vote at the meeting and any adjournments or postponements thereto if you owned shares of the Company at the close of business on March 13, 2007, even if you no longer own shares. If you attend the meeting, you may vote your shares in person. If you do not expect to attend the meeting, after reading the enclosed material, please complete, date, sign and return the enclosed proxy in the enclosed postage paid envelope or authorize your proxy by telephone or the Internet as further described in the Proxy Statement.

Sincerely yours,

Phillip Goldstein
Chairman of the Board

BRANTLEY CAPITAL CORPORATION
287 Bowman Ave., 2nd Floor
Purchase, New York 10577
(914) 510-9385

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held April 11, 2007

To the Stockholders of Brantley Capital Corporation:

A special meeting (the “Special Meeting”) of stockholders (the “Stockholders”) of Brantley Capital Corporation (the “Company”) will be held on April 11, 2007 at 9:30 a.m., Eastern Time, at the Company’s offices at 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577.

The Special Meeting will be held for the following purposes:

(1) To consider and act upon a proposal (the “Proposal”) to approve and adopt (a) the Asset Purchase and Sale Agreement dated December 13, 2006 (the “Sale Agreement”), with Venture Capital Fund of America III, Inc.; and (b) following consummation of the sale, the liquidation and dissolution of the Company, all as more fully described in the Proxy Statement.

(2) The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The proposals referred to above are discussed in the Proxy Statement attached to this Notice. Each Stockholder is invited to attend the Special Meeting in person. Stockholders of record at the close of business on March 13, 2007, are entitled to notice of, and have the right to vote at, the Special Meeting or any adjournment or postponement thereof. Whether or not you plan to attend the Special Meeting, we urge you to authorize your proxy by telephone or the Internet or to fill in, sign, date and promptly return the enclosed Proxy Card in order that the Special Meeting can be held and a maximum number of shares may be voted.

By Order of the Board of Directors,

Phillip Goldstein
Chairman of the Board and Acting Secretary

Dated March 21, 2007

YOUR VOTE IS IMPORTANT

IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION, WE ASK THAT YOU AUTHORIZE YOUR PROXY BY TELEPHONE OR THE INTERNET OR MAIL YOUR PROXY CARD PROMPTLY NO MATTER HOW MANY SHARES YOU OWN OR IF YOU NO LONGER OWN SHARES.

BRANTLEY CAPITAL CORPORATION
287 Bowman Ave., 2nd Floor
Purchase, New York 10577

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 11, 2007

This document is a proxy statement for Brantley Capital Corporation, a Maryland corporation (the “Company”), a non-diversified investment company that is regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). This proxy statement (the “Proxy Statement”), which will be mailed together with the Notice of Special Meeting of Stockholders (the “Notice”) and form of proxy card (the “Proxy Card”) to the Company’s stockholders (the “Stockholders”) on or about March 21, 2007, is furnished in connection with the solicitation of proxies by, and on behalf of, the Board of Directors of the Company (the “Board”) to be used at the Company’s Special Meeting of Stockholders and at any adjournments or postponements thereof (the “Special Meeting”). The Special Meeting will be held on April 11, 2007 at 9:30 a.m., Eastern Time, at the Company’s offices at 287 Bowman Ave., 2nd Floor, Purchase New York 10577, for the purposes set forth in the Notice.

If you properly authorize your proxy by telephone or the Internet or by executing and returning the enclosed Proxy Card, and your proxy is not subsequently revoked, your votes will be cast at the Special Meeting, and any postponement or adjournment thereof, in accordance with your instructions. If you return your signed Proxy Card without instructions, your votes will be cast (i) FOR the Proposal, and (ii) at the discretion of the proxy holders, on such other matters as may lawfully come before the Special Meeting or any adjournment or postponement thereof. Your votes will be cast in the discretion of the proxy holders on any other matter that may properly have come before the Special Meeting or any adjournment or postponement thereof, including proposing and/or voting on adjournment or postponement of the Special Meeting, including, without limitation, in the event that sufficient votes in favor of any proposal are not received, in the discretion of the proxy holders.

The cost of the Special Meeting and the solicitation of proxies will be paid for by the Company. The principal solicitation of proxies will be by the mailing of this Proxy Statement, but proxies may also be solicited by telephone, facsimile, the Internet or in person by representatives of the Company, or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of common stock held of record by such brokers, custodians, nominees or fiduciaries, each of whom will be reimbursed by the Company for its expenses in so doing. In addition, the Company may retain The Altman Group, a professional proxy soliciting firm, to assist in the solicitation of proxies and, if it does so, will pay such firm a fee estimated to be $25,000, plus reimbursement of out-of-pocket expenses.

Proxies may be revoked at any time prior to their exercise by execution of a subsequent proxy card, by written notice to the Chairman of the Board of the Company or by voting in person at the Special Meeting. If you submit your proxy by telephone or through the Internet, you may revoke it by authorizing a subsequent proxy by telephone or the Internet, or by completing, signing or returning a proxy card dated as of a date that is later than your last telephone or Internet proxy submission or by attending the Special Meeting and casting your votes in person. Attending the Special Meeting will not by itself automatically revoke any previously delivered proxy.

The close of business on March 13, 2007 has been fixed as the record date (the “Record Date”) for the determination of stockholders of the Company entitled to vote at the Special Meeting or any adjournment or postponement thereof. On that date, the number of outstanding shares of common stock of the Company was 3,810,535. Each full share of common stock has one vote and each fractional share of common stock has a vote equal to such fraction of one vote. Stockholders of record at the close of business on the Record Date are entitled and encouraged to vote at the Special Meeting, even if they sold their Company shares after the Record Date.

The presence in person or by proxy of the holders of record of the majority of the issued and outstanding shares of common stock entitled to vote shall constitute a quorum for purpose of the Special Meeting. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power), will be treated as shares that are present at the Special Meeting but which have not been voted. Abstentions and broker “non-votes” will have the effect of a vote against the Proposal.

In the event that a quorum is not present at the Special Meeting (or at any adjournment or postponement thereof) or in the event that a quorum is present at the Special Meeting but sufficient votes to approve the Proposal are not received, the persons named as proxies, or their substitutes, may propose and vote for one or more adjournments of the Special Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares that are represented at the Special Meeting in person or by proxy. If a quorum is not present, all proxies will be voted in favor of adjournment. However, if a quorum is present at the Special Meeting but it appears that the Proposal may not receive stockholder approval, the persons named as proxies may propose an adjournment of the Special Meeting. For an adjournment to occur, sufficient votes to adjourn must be voted in favor of adjournment. The persons named as proxies will vote the following shares IN FAVOR of adjournment: all shares for which they are entitled to vote in favor of (i.e., “FOR”) any of the proposals that will be considered at the adjourned meeting. The Persons named as proxies will vote the following shares AGAINST adjournment: (i) all shares for which they must vote “AGAINST” all proposals that will be considered at an adjourned meeting; and (ii) abstentions.

The Company does not currently have an investment adviser. MVC Financial Services, Inc., which provides administrator consulting services to the Company, is located at 287 Bowman Ave., 2nd Floor, Purchase, New York 10577.

Only one copy of this Proxy Statement will be mailed to each household, even if more than one person in a household is a stockholder of record, unless the Company has received contrary instructions from one or more of such stockholders. If you have elected to receive one Proxy Statement for all accounts maintained by members of your household, the Company will deliver promptly upon request, by calling the Company at (914) 510-9385 or by providing written notice to the Company at 287 Bowman Ave., 2nd Floor, Purchase New York 10577, a separate copy of this Proxy Statement for a separate account.

If you want to notify the Company that you wish to receive a separate proxy statement for a subsequent meeting of stockholders (assuming that the Company is not liquidated as proposed) at an address you share with other stockholders, or if you want to provide instructions to the Company that stockholders sharing an address receiving multiple copies of proxy statements desire to receive a single copy, you may contact the Company by calling (914) 510-9385 or by providing written notice at 287 Bowman Ave., 2nd Floor, Purchase, New York 10577.

The Company has not complied with applicable requirements to prepare audited financial statements, to file such statements with the Securities and Exchange Commission (the “SEC”) since 2003 and to include current financial statements herein because such financial statements do not exist. In addition, the Company does not believe that it could engage registered independent public accountants to examine and report on financial statements at a cost that, in the judgment of the Board, is not prohibitive. Accordingly, the Company is unable to supply a copy of a current annual and/or semi-annual report. If the Company had such audited financial statements, the information contained therein could be materially different from the per share and other financial information included in this Proxy Statement. In the event the Company is able to do so in the future, the Company will supply a copy of each such report. Any such reports of the Company will also be available on the EDGAR Database on the SEC’s internet site: http://www.sec.gov.

PROPOSAL: TO SELL SUBSTANTIALLY ALL THE INVESTMENT ASSETS OF THE COMPANY PURSUANT TO THE ASSET PURCHASE AND SALE AGREEMENT AND LIQUIDATE AND DISSOLVE THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION

Background Information Concerning the Company

The Company was organized in 1996 as a Maryland corporation and is a non-diversified investment company that is regulated as a business development company under the 1940 Act. The Company’s investment objective is to achieve long-term capital appreciation in the value of our investments and to provide current income primarily from interest, dividends and fees paid by our portfolio companies. Our principal executive offices are located at 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577.

Background Information Concerning the Buyer

Venture Capital Fund of America III, Inc. (the “Buyer”) is a Delaware corporation that manages investment funds specializing in the purchase, on a secondary basis from existing investors, of interests in existing venture capital, leveraged buyout, mezzanine and other funds, as well as direct interests in private companies. The Buyer has an office at 509 Madison Avenue, New York, NY 10022 and its telephone number is (212) 838-5577. The Buyer has formed a new limited partnership under Delaware law, Brantley Equity Partners, L.P., to take title to the investment assets upon consummation of the Sale. At the closing of the Sale, the Buyer will be the general partner of Brantley Equity Partners, L.P. and VCFA Holdings IV, LLC, a Delaware limited liability company and an affiliate of the Buyer, will be the sole limited partner. The Buyer has informed the Company that neither the Buyer nor its affiliates currently own more than five percent (5%) of the shares of common stock of the Company.

Background of the Proposal

In September 2005, the Board directed Brantley Capital Management, L.L.C. (the “Former Advisor”) to cease acting as investment adviser on behalf of the Company. Immediately prior to that action, Robert P. Pinkas and Paul H. Cascio, officers of the Former Adviser, resigned their positions as directors and officers of the Company, and all other individuals employed by the Former Adviser resigned their positions with the Company. As a result of these actions, all of the Company’s relationships with the Former Adviser and its officers and employees were terminated. Following the severance of these relationships, Phillip Goldstein, a member of the Company’s Board, was elected Chairman of the Board and MVC Financial Services, Inc. (“MVC”) was engaged by the Company to provide administrator consulting services to the Company.

MVC and the Board, under Mr. Goldstein’s direction, proceeded to evaluate the Company’s investment portfolio, business affairs and results of operations and concluded that the Former Advisor and various persons affiliated with the Former Advisor had committed various wrongful acts resulting in loss to the Company. They also sought to take steps to minimize actual and potential losses resulting from certain portfolio holdings and theretofore undisclosed guaranties of obligations of portfolio companies and to realize upon the value of the Company’s assets. From the Fall of 2005 through late 2006, the Company identified and paid or extinguished approximately $3.7 million in liabilities and obtained approximately $2.4 million in proceeds on remaining portfolio positions.

Except for Mr. Goldstein, all other directors and officers of the Company have resigned, and the vacancies created thereby have not been filled. Although the Company believes that Mr. Goldstein is not an “interested person” of the Company and that the Board is therefore in compliance with the 1940 Act, there are arguments that could be made that the Company does not so comply, which could affect the validity of actions taken by Mr. Goldstein as sole director. Moreover, the Company is not in compliance with a variety of other regulatory requirements, including requirements that it have a chief compliance officer. Had the Company had a chief compliance officer, such officer might identify issues of non-compliance not currently known to the Board.

The Board has concluded that the Company is not a viable concern because of its small size and limited number of illiquid and minority investments in privately held companies and therefore has concluded that it would be in the best interests of the Company to seek alternatives to address these issues. On October 6, 2006, the Company publicly announced that it intended to hold a stockholder meeting in due course to seek approval of a plan of liquidation for the Company.

On November 10, 2006, the Buyer submitted an offer to purchase substantially all of the Company’s investment assets for $10 million. This offer followed two prior periods of negotiations with the Buyer, once in 2003 and once in 2005, for the acquisition of the Company’s assets. In September 2003, the Buyer discussed with the Company the purchase of the Company’s assets for $42.1 million or $11.05 per share of common stock of the Company. While this consideration represented a premium of approximately 23% over the NASDAQ closing price for the shares of common stock of $8.97 on September 30, 2003, it represented a discount of approximately 40% to the Company’s stated net asset value of $18.44 per share as of September 30, 2003. The Board concluded that the 2003 offer was inadequate and requested that the Buyer pay consideration of at least $13 per share, which it declined to do. In October 2005, the Buyer again approached the Company to attempt to negotiate the purchase of the Company’s assets for a price of $15 million, but qualified by a number of pre-conditions. Following further discussions, the Buyer reduced the proposed purchase price and the Board concluded that the proposed terms were insufficient, and insufficiently fixed, to warrant further consideration. Accordingly, the Company terminated discussions with the Buyer in late 2005.

Between November 10, 2006 and December 13, 2006, the Company and the Buyer negotiated the terms of the Buyer’s offer. Although the purchase price offered did not change over the course of the negotiation, numerous changes to other provisions of the proposed agreement were discussed and, in the Company’s opinion, resolved satisfactorily. Accordingly, the Company executed and delivered the Sale Agreement on December 13, 2006. A summary of the Sale Agreement is set forth below.

The Sale Agreement provides for the sale of substantially all of the Company’s investment assets. To the knowledge of the Company, the only assets, other than cash, remaining following the Sale will be contingent rights to receive payments arising from prior sales of assets and the proceeds, if any, arising from claims the Company has asserted against the Former Adviser for its alleged misconduct and mismanagement, as well as claims the Company may have under insurance policies. To the Company’s knowledge, the only remaining liabilities consist of the costs of effecting dissolution, the resolution of outstanding claims, including pending litigation against the Company, and satisfaction of certain contingent liabilities related to the Company’s investments in certain portfolio companies, which contingent liabilities the Company does not believe will be material.

The Company is a party defendant in one purported class action brought in November 2006 in the United States District Court for the Southern District of New York against the Company, Robert P. Pinkas, Michael J. Finn and Tab A. Keplinger (Barbara Strougo v. Brantley Capital Corporation, et al.) The complaint is brought on behalf of all purchasers of the Company’s shares of common stock between August 14, 2003 and October 24, 2005 and alleges that false and misleading statements were made by the defendants in connection with the Company’s investment in Flight Options International, Inc. in violation of Section 10(b) and Rule 10b-5 under the Securities Exchange Act of 1934, as amended. The Company has not yet filed an answer or other responsive pleading, but intends to defend itself to the extent necessary. A responsive pleading will be due within 45 days following the filing of an amended complaint, which in turn is due within 30 days following the court’s decision to designate lead plaintiffs, the timing of which is unknown.

If the Proposal is approved, the Company’s Board intends to make a distribution of a portion of its available cash to its Stockholders following consummation of the Sale, after providing for reserves for the winding up of the Company’s affairs. The remaining proceeds are intended to be distributed to Stockholders in final liquidation of the Company following the resolution of all remaining claims and the payments of remaining expenses. The Company is unable to predict when any such payment will occur because time for resolution of the outstanding claims and litigation involving the Company is not fixed or predictable to any degree of precision. A summary of the Company’s Plan of Liquidation and Dissolution is set forth below following the summary of the terms of the Sale Agreement.

Summary of the Sale Agreement

Under the terms of the Sale Agreement, the Company has agreed to sell, and the Buyer, on behalf of its affiliated investment funds, has agreed to purchase, the debt and equity interests of the Company described in Exhibit A to the Sale Agreement, which consist of substantially all of the Company’s investment assets, for cash consideration of $10.0 million (the “Sale Price”). The Buyer has not agreed to assume any of the Seller’s liabilities, other than relating to transfer restrictions associated with the assets being purchased. The Sale Agreement further specifies purchase price adjustment mechanisms in the event the Company and Buyer are unable to obtain waivers of, or consents for, the sale of the Company’s assets from third parties and requires both parties to use commercially reasonable good faith efforts to obtain such consents and waivers. The Company believes that consents and/or waivers of all contractual restrictions limiting the sale of the assets, which restrictions include rights of first refusal and similar rights held by third parties with respect to such assets, have been obtained.

The Sale Agreement contains provisions pursuant to which the Company is permitted to terminate the Sale Agreement in the event the Company receives a binding offer for the purchase of the assets in an amount in excess of the Sale Price (the “Threshold Amount”). The Threshold Amount is an amount equal to $1,250,000 plus the product of $500,000 times the number of full and partial months after February 8, 2007 that a qualifying, alternative binding offer is received. In the event the Sale Agreement is terminated following receipt by the Company of a binding offer meeting the Threshold Amount for the purchase of the assets, then upon the closing of such sale the Buyer would be entitled to receive a cash break-up fee of $250,000.

Closing of the Sale is expected to occur 15 business days following the satisfaction of all specified closing conditions, which include: (i) satisfaction or waiver of all applicable rights of first refusal or co-sale; (ii) the receipt by the Company of at least $10 million in proceeds for the sale pursuant to the Sale Agreement and any other sales resulting from the exercise of rights of first refusal; (iii) the absence of any injunction or other order preventing the consummation of the Sale; and (iv) the continuing accuracy of each party’s representations and warranties. In the event an injunction is sought to prevent consummation of the Sale, the Company anticipates that its Board would evaluate the circumstances then presented and cannot predict what action, if any, it may take. The Sale Agreement may be terminated by either party after June 30, 2007 if the closing has not occurred by such date.

The Sale Agreement contains customary representations and warranties, including representations concerning corporate power and authority, due authorization, execution, delivery and enforceability of the Sale Agreement and that no proceeding exists that would prevent consummation of the transaction. In addition, the Company has represented that its Board has approved the Sale Agreement and the transactions contemplated thereby, determined them to be fair and in the best interests of its stockholders and agreed to recommend its approval at a special stockholders’ meeting. The Buyer has additionally represented that the Sale Agreement does not conflict with any agreements or obligations to which it is bound, that the assets being acquired are for investment, that it has sufficient knowledge and information concerning the assets to be acquired in order to make an informed decision, that it is able to bear the economic risks of investment, that the assets being acquired may not be freely resold, and that it will have sufficient funds available at closing to consummate the Sale. The representations and warranties contained in the Sale Agreement have no further force or effect one year following closing.

The Sale Agreement contains an acknowledgment that the Buyer intends to retain the Former Adviser and/or Robert P. Pinkas and Paul H. Cascio, former directors and officers of the Company, or their affiliates (“BCM Affiliates”), to assist the Buyer in the management of the acquired assets. The Sale Agreement further discloses that the Buyer is an investor in entities managed by BCM Affiliates; and that BCM Affiliates are not owners of the Buyer, but are expected to become minority investors in Buyer (or an affiliate) after consummation of the Sale. In addition, the Sale Agreement discloses that the Buyer has received information from the BCM Affiliates concerning the assets to be acquired, as the result of being an investor in investment funds managed by the BCM Affiliates that are co-investors with the Company. The Board believes that neither the BCM Affiliates nor the Buyer have disclosed all such information to the Company.

The Sale Agreement contains undertakings by the Company not to sue the Buyer or any of its affiliates (which, for this purpose excludes the BCM Affiliates) for any reason other than for failure to pay the Sale Price. The Buyer has agreed not to sue the Company for any reason other than breach of the Sale Agreement. The Company has further agreed not to bring any lawsuit against the issuers of the assets being transferred pursuant to the Sale Agreement without the Buyer’s consent. The Company has also agreed not to bring any lawsuit against the BCM Affiliates relating to the retention of them by the Buyer or the provision of information concerning the assets to the Buyer. The foregoing does not, however, prevent the Company from suing the BCM Affiliates for their conduct arising during the Former Adviser’s tenure as such. The Company has also agreed to indemnify the Buyer for all claims and lawsuits brought by any stockholder relating to the Sale, provided that the Company may terminate the Sale Agreement in the event the amount of such indemnification exceeds $200,000.

The foregoing is a summary of the Sale Agreement and omits certain information concerning the terms thereof. Reference is hereby made to the full text of the Sale Agreement attached hereto as Appendix A, which is incorporated herein by reference thereto.

Voting Agreement

As an inducement to the Buyer to enter into the Sale Agreement, Phillip Goldstein, who is the Chairman of the Board and sole director of the Company, entered into an agreement on behalf of himself and Opportunity Partners, L.P. that he would: (i) vote all shares of common stock of the Company over which he has voting authority in favor of the Sale Agreement; (ii) recommend that all stockholders of the Company vote in favor of the Sale Agreement; (iii) not initiate, encourage or support any action, including legal action, in opposition to the Sale Agreement; (iv) not initiate, encourage or support any action, including legal action, on behalf of himself or any stockholder of the Company that the Company has agreed not to bring pursuant to the Sale Agreement; and (v) except as otherwise agreed to by the Buyer, not issue any press release or otherwise make any public statements with respect to the Sale Agreement or the transactions contemplated thereby. The foregoing is a description of all the material terms of the voting agreement. The Company believes Mr. Goldstein’s execution of the voting agreement was consistent with his fiduciary obligations to the Company and the Stockholders. Mr. Goldstein did not receive compensation for executing the voting agreement.

Mr. Goldstein has no other interest in the Company other than as a Stockholder, though he does receive a $15,000 fee from the Company each calendar quarter for his service as director.

Summary of the Plan of Liquidation and Distribution

In connection with the Sale, the Company is submitting for stockholder approval a proposal to liquidate and dissolve the Company in accordance with the Plan attached as Appendix B to this Proxy Statement. Stockholder approval of this Proposal is required by Maryland law and by the Company’s Amended and Restated Articles of Incorporation and Bylaws. The Plan provides for the liquidation of all assets of the Company, the payment and discharge of, or other provision for, all liabilities and obligations of the Company, the distribution of the remaining net assets to stockholders, and the dissolution of the Company. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as Appendix B. Stockholders are urged to read the Plan in its entirety.

The Plan is a Plan of Liquidation and Dissolution in accordance with the Maryland General Corporation Law (the “MGCL”) and the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will become effective following the Sale, as may be determined by the Board (the “Effective Date”). After the Effective Date, the Company will not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets (including incurring obligations to pursue available claims), discharging or making reasonable provision for the payment of all of the Company’s liabilities (as provided in the Plan), and distributing its remaining assets to stockholders in accordance with the Plan.

The Company does not have a current net asset value calculation. On February 28, 2007, the price per share for the last reported trade of the Company’s shares of common stock on the over-the-counter market was $2.70. As a result of consummation of the Sale, the Company expects to realize proceeds of approximately $2.62 per share. On February 28, 2007, the Company additionally had net cash of approximately $0.47 per share. The market price of the Company’s shares of common stock may increase or decrease prior to the distributions of assets to the Company’s stockholders. Stockholders are urged to obtain current market quotations for the Company’s shares of common stock.

Closing of Books and Restriction on Transfer of Shares

The proportionate interests of holders of the Company’s common stock in the assets of the Company will be fixed on the basis of their respective share holdings on the Effective Date or on such later date as may be determined by the Board (the later of such dates, the “Determination Date”). On the Determination Date, the books of the Company will be closed except to the extent necessary to complete the transactions contemplated by the Plan. Thereafter, unless the books of the Company are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Company’s assets will not be transferable by the negotiation of share certificates or otherwise.

Expenses of Liquidation and Dissolution

The Company will bear all of the expenses incurred by it in carrying out the Plan. Initially, such expenses are estimated to be approximately $250,000. This figure does not include certain on-going expenses that cannot be estimated at this time, including costs of pursuing and defending remaining claims nor does it include potential costs that may be incurred by the Company in the future, such as regulatory sanctions if imposed by federal or state authorities.

Liquidation Distributions

If the Proposal is adopted by the Stockholders, as soon as practicable after the consummation of the Sale and in accordance with the Plan, the Company intends to pay an initial distribution to its holders of common stock of the Company, which is expected to consist of cash representing a portion of the assets of the Company, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Company on the Company’s books on the initial distribution date, and (b) liabilities as the Board or the officers of the Company shall reasonably deem to exist against the assets of the Company on the Company’s books. Thereafter, one or more further distributions may be made to holders of common stock of the Company (together with the initial distribution, the “Liquidation Distributions”).

At present, the dates on which the Company will pay Liquidation Distributions to its stockholders are uncertain, but it is anticipated that if the Proposal is adopted by the Stockholders at the Special Meeting, an initial Liquidation Distribution would occur as soon as reasonably practicable thereafter, with one or more Liquidation Distributions possibly to be paid at a later date or dates. There can be no assurance, however, as to when the Liquidation Distributions can be made.

Amendment or Abandonment of the Plan

The Plan provides that the Board has the authority to authorize such variations from, or amendments of, the provisions of the Plan as may be necessary or appropriate to effect the liquidation and dissolution of the Company. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Stockholders, such an amendment or modification will be submitted to the Stockholders for approval. In addition, the Board may, to the extent not prohibited by the MGCL, abandon the Plan without stockholder approval at any time prior to the date of the final Liquidation Distribution if it determines that abandonment would be advisable and in the best interests of the Company and its stockholders.

United States Federal Income Tax Considerations

The following summary provides general information with regard to the material United States federal income tax consequences to stockholders of the Company on receipt of the Liquidation Distributions from the Company pursuant to the provisions of the Plan. This summary does not purport to be a complete analysis of all the potential tax effects and does not constitute legal advice to any stockholder. This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative, judicial or administrative action, possibly with retroactive effect. The Company has not sought a ruling from the Internal Revenue Service (the “Service”) or an opinion of counsel with respect to the anticipated tax consequences. The statements below are not binding upon the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any stockholder of the Company upon receipt of the Liquidation Distributions will be as set forth below.

This summary does not address the tax consequences that may apply to certain stockholders of the Company subject to special treatment under the federal income tax laws, such as trusts, estates, tax exempt organizations, non-resident aliens or other foreign investors. This summary also does not address foreign, state or local tax consequences. The tax consequences discussed herein may affect stockholders of the Company differently depending on their particular tax situations unrelated to the Liquidation Distributions, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. STOCKHOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING THE LIQUIDATION DISTRIBUTIONS AS DISCUSSED HEREIN.

Amounts received by stockholders of the Company pursuant to the Plan will be treated as full payment in exchange for their shares of common stock for federal income tax purposes. Stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them, and (ii) their tax basis in their shares of common stock. A stockholder’s tax basis in his or her shares of common stock will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a per share basis. The value of each Liquidation Distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of common stock. Gain will be recognized as a result of a Liquidation Distribution to the extent that the aggregate value of the distribution and prior liquidation distributions received by a stockholder with respect to a share of common stock exceeds his or her tax basis in that share. Any loss will generally be recognized only when the final distribution has been received and then only if the aggregate value of all Liquidation Distributions with respect to a share of common stock is less than the stockholder’s tax basis in that share. Gain or loss recognized by a stockholder will generally be capital gain or loss provided the shares of common stock are held as capital assets, and will be long term capital gain or loss if the shares of common stock have been held for more than one year.

The receipt of a Liquidation Distribution by an individual retirement account (“IRA,” excluding a Roth IRA) that holds shares of the common stock of the Company will not be taxable to the IRA owner for federal income tax purposes. If, under the terms of the IRA, the Liquidation Distribution must be distributed to the IRA owner, however, the distribution would be taxable for federal income tax purposes and, if the owner has not attained age 59 1/2, generally also would be subject to an additional 10% early withdrawal tax. Nonetheless, in such a circumstance, a taxable event may be avoided either (i) by transferring the IRA account balance before it is distributed directly to another IRA custodian or trustee or (ii) by rolling over the distribution within 60 days of the date of the Liquidation Distribution to another IRA subject to a possible extension pursuant to a hardship exception. An IRA may be rolled over only once in any one-year period; therefore, a rollover will generally not be an available alternative if the IRA owner rolled over an earlier distribution from the IRA at any time within the one-year period preceding the date of the Liquidation Distribution. For this purpose, a direct transfer of IRA assets from one custodian or trustee to another is not treated as a rollover. There are many rules governing IRAs and the transfer and rollover of IRA assets. In addition, tax results may vary depending on the status of the IRA owner. Therefore, owners of IRAs that will receive Liquidation Distributions should consult with their own tax advisers concerning the consequences of the Liquidation Distributions in advance of the Liquidation Distributions.

Voting Requirement to Approve the Proposal

The Company’s Amended and Restated Articles of Incorporation require the affirmative vote of the holders of a majority of the aggregate number of shares of the Company’s common stock outstanding and entitled to vote thereon to approve the Proposal. In addition, pursuant to the 1940 Act, the Proposal requires the vote of a majority of its outstanding voting securities, which is defined to mean 67% or more of the outstanding shares of common stock of the Company, if the holders of more than 50% of such shares are present or represented by proxy, or a majority of the outstanding shares, whichever is less. If the Proposal is not approved, the Board will consider alternatives available at that time, including the possible resubmission of the Proposal to another vote of the Stockholders.

Impact of the Plan on the Company’s Status Under the 1940 Act

On or about the Effective Date, the Company will cease to conduct business as a business development company. Following the Effective Date on a date to be determined by the Board, the Company will apply for deregistration under the 1940 Act. The SEC will need to issue an order approving the deregistration of the Company in order for such application for deregistration to be effective. The Company does not know whether the SEC will issue such an order or, if so, when. As the Plan provides for the eventual cessation of the Company’s activities as a business development company and its deregistration under the 1940 Act, a vote in favor of the Proposal will constitute a vote in favor of submitting application for deregistration. Until the Company’s deregistration as a business development company becomes effective, the Company will continue to be subject to the 1940 Act.

Procedure for Sale of Assets Under the Maryland General Corporation Law

If the Proposal is approved by the Stockholders, on the date the Sale is consummated pursuant to the Sale Agreement, the Company and the Buyer will file articles of transfer (the “Articles of Transfer”) required pursuant to the MGCL with the State Department of Assessments and Taxation of Maryland (“SDAT”). The Sale will be deemed to be effective at the time the SDAT accepts the Articles of Transfer for record. The Company anticipates that the Articles of Transfer will be accepted by the SDAT on or about the date of the consummation of the Sale.

Procedure for Dissolution under the Maryland General Corporation Law

If the Proposal is approved by the Stockholders, then pursuant to the Plan and the MGCL, the Company will in due course execute, acknowledge and file with the SDAT Articles of Dissolution. Such Articles of Dissolution will become effective in accordance with the MGCL. Upon the effective date of such Articles of Dissolution, the Company will be legally dissolved but will continue to exist for the purpose of paying and discharging any existing debts or obligations, collecting and distributing its assets and doing all other acts required to liquidate and wind-up its business and related affairs.

Dissenters’ Rights

Stockholders are entitled to dissenters’ rights under Maryland law in connection with the transactions contemplated by the Sale Agreement. Stockholders are not entitled to dissenters’ rights under Maryland law in connection with the Plan.

Under Sections 3-201 through 3-213 of the MGCL, the Stockholders have the right to object to the Sale and to demand and receive payment of the “fair value” of their Company common stock. These rights are also known as dissenters’ rights. Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a stockholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix C to this Proxy Statement. The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL, and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any Stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.

General Requirements

Sections 3-201 through 3-213 of the MGCL generally require the following:

•	Written Objection to the Proposed Transaction. Stockholders of the Company who desire to exercise their dissenters’ rights shall file with the Company, at or before the Special Meeting, a written objection to the proposed transaction. A vote against the Proposal will not satisfy such objection requirement. The written objection should be delivered to the Company at 287 Bowman Ave., 2nd Floor, Purchase New York 10577, Attention: Chairman of the Board.

•	Refrain from voting for or consenting to the Proposal. If you wish to exercise your dissenters’ rights, you must not vote in favor of the Proposal. If you return a properly executed proxy that does not instruct the proxy holders to vote against or to abstain on the Proposal, or if you otherwise vote in favor of the Proposal, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the Proposal in order to preserve your dissenters’ rights.

•	Continuous ownership of Company shares. You must continuously hold your shares of the Company common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the Sale. You will lose your right to demand fair value of your Company common stock if you transfer your Company common stock prior to the date the Sale is completed. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your Company common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

Buyer Written Notice

Under Section 3-207 of the MGCL, the Buyer, as the successor to the Company, shall promptly notify each objecting stockholder in writing of the date the Articles of Transfer were accepted for record by the SDAT. The Buyer may also send a written offer to pay the objecting holders of Company common stock what it considers to be the fair value of the stock. If the Buyer chooses to do this, it will provide each objecting stockholder of the Company with: (i) a balance sheet as of the a date not more than 6 months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information the Buyer considers important.

Written Demand for Payment

Within 20 days after acceptance of the Articles of Transfer by the SDAT, you must make a written demand on the Buyer for payment of your common stock that states the number of shares for which payment is demanded. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your Company common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity. All written demands for payment of the fair value of Company common stock should be delivered to Venture Capital Fund of America III, Inc., 509 Madison Avenue, New York, NY 10022, Attention: Chief Executive Officer.

Petition for Appraisal

Within 50 days after the date the Articles of Transfer are accepted by the SDAT, the Buyer or any objecting holder of Company common stock who has complied with the statutory requirements summarized above may file a petition with the appropriate court of equity in Maryland demanding a determination of the fair value of Company common stock (“appraisal”). The Buyer is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of Company common stock. Accordingly, it is the obligation of objecting holders of Company common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL. At any time after a petition for appraisal is filed, the appropriate court may require the objecting stockholders party to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to such stockholder or grant other appropriate relief.

If a petition for an appraisal is timely filed, the court will determine the holders of Company common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the Company common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment shall be made. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders and enter judgment for such stockholders or may remit the proceeding to the same or other appraisers on terms and conditions the court deems appropriate. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Stockholders’ vote on the Proposal, provided the court may not allow interest if it finds the failure to accept an offer for the stock made by the Buyer under the MGCL was arbitrary and vexatious or not in good faith. Costs of the proceeding shall be determined by the court and may be assessed against the Buyer or, under certain circumstances, the objecting stockholder(s), or both. The court’s judgment shall be final and conclusive on all parties and has the same force and effect as other decrees in equity. The Buyer is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment, the certificates representing the stock are surrendered to it, indorsed in blank and in proper form for transfer, or satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bonds are furnished.

Fair Value

You should be aware that the fair value of your Company common stock as determined under the MGCL could be more than, the same as or less than the per share value of the Sale if you did not seek appraisal of your Company common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your Company common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the Company common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on that stock payable to holders of record on a record date occurring after the close of business on the date the Stockholders approved the Proposal, which would include the distribution described above.

If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ rights.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED SALE OF SUBSTANTIALLY ALL THE INVESTMENT ASSETS OF THE COMPANY PURSUANT TO THE SALE AGREEMENT AND THE LIQUIDATION AND DISSOLUTION OF THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Phillip Goldstein is the sole director and Chairman of the Board of the Company. As of February 14, 2007, the directors, the named executive officers and the directors and executive officers as a group beneficially owned the following shares of the common stock of the Company:

Name of Beneficial	Amount and Nature of		Percent of
Owner	Beneficial Ownership		Class

Interested Directors
Not Applicable(1)	0		*
Independent Directors
Phillip Goldstein	264,400	(2)	6.94%
Named Executive Officers
Not Applicable(3)	0		*
All directors and executive officers as a group	264,400		6.94%

*	Shares owned are less than one percent (1%) of the Company’s common stock.

(1)	The Company does not have any interested directors.

(2)	Includes 243,900 shares beneficially owned by clients of Mr. Goldstein for which he holds shared voting and disposal authority; 7,000 shares owned jointly by Mr. Goldstein with his wife; 3,600 shares owned by his wife for which Mr. Goldstein has disposal authority; and 9,900 shares owned by friends and family members of Mr. Goldstein for which he has disposal authority but no pecuniary interest.

(3)	The Company does not have any named executive officers.

Except as set forth below, as of February 14, 2007, no person was known by the Company to beneficially own more than 5% of the Company’s common stock.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

Karpus Management, Inc.,	277,137	(1)	7.27%
d/b/a Karpus Investment Management 183 Sully’s Trail Pittsford, NY 14534
Phillip Goldstein	264,400	(2)	6.94%
60 Heritage Drive,
Pleasantville, NY 10570

(1)	Information regarding share ownership was obtained from the Schedule 13D/A filed by Karpus Management, Inc. on February 9, 2007.

(2)	Includes 243,900 shares beneficially owned by clients of Mr. Goldstein for which he holds shared voting and disposal authority; 7,000 shares owned jointly by Mr. Goldstein with his wife; 3,600 shares owned by his wife for which Mr. Goldstein has disposal authority; and 9,900 shares owned by friends and family members of Mr. Goldstein for which he has disposal authority but no pecuniary interest.

STOCKHOLDER PROPOSALS

The Company did not hold an annual meeting of stockholders in 2006, and if the Proposal is approved by the Stockholders, the Company does not intend to hold an annual meetings of stockholders in 2007 or any subsequent year. Stockholders wishing to submit proposals for inclusion in a proxy statement for a subsequent meeting of stockholders (assuming that the Company is not liquidated as proposed) should send their written proposals to the Company at 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577. A stockholder proposal intended to be presented at any meeting called in the future must be received by the Company within a reasonable time before the solicitation for that meeting is made. Otherwise the Company will not be able to include the proposal in the notice of meeting, proxy statement and form of proxy relating to the meeting. There is no guarantee that any proposal submitted by a Stockholder will be included in the proxy statement. Stockholder proposals are subject to certain regulations under federal laws.

OTHER MATTERS

The Board does not know of any matters that may properly be brought before the Special Meeting other than that those set forth in this Proxy Statement. However, if any other business should come before the Special Meeting, the persons named as proxies in the accompanying proxy will vote thereon in accordance with their best judgment.

IT IS IMPORTANT THAT YOUR SHARES BE VOTED PROMPTLY. ALL STOCKHOLDERS, INCLUDING THOSE WHO EXPECT TO ATTEND THE MEETING, ARE URGED TO AUTHORIZE A PROXY AS SOON AS POSSIBLE BY ACCESSING THE INTERNET SITE LISTED ON THE ENCLOSED PROXY CARD, BY CALLING THE TOLL-FREE NUMBER LISTED ON THE ENCLOSED PROXY CARD, OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Phillip Goldstein
Chairman of the Board

Purchase, New York
March 21, 2007

APPENDIX A

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of December 11, 2006 by and between Brantley Capital Corporation, a Maryland corporation (the “Seller”), and Venture Capital Fund of America III, Inc., on behalf of its affiliated funds (“Buyer”).

WHEREAS, Buyer would like to purchase from Seller certain assets, and Seller would like to sell such assets to Buyer.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound and to reflect the foregoing, the parties hereto hereby agree as follows:

1. Buyer hereby agrees to purchase and transfer from Seller, and Seller hereby agrees to sell and transfer to Buyer, the debt and equity interests (the “Interests”) in certain companies (the “Companies”), as detailed on Exhibit A hereto, for US $10,000,000 in cash (the “Offer Price”), subject to the terms and conditions of this Agreement. The Interests shall include any dividends, interest, principal repayments, distributions, share split, conversion, redemption or other proceeds in respect of the Interests received by Seller subsequent to the execution of this letter and prior to the closing date of the purchase of the Interests. Purchase of the Interests shall not include the assumption of any liabilities or obligations by Buyer, except to the extent (i) of any existing transfer or other restrictions encumbering the Interests contained in any existing stockholder or similar agreement to which Seller is a party or otherwise bound or contained in the articles of incorporation, bylaws or other charter documents of the Companies (collectively, the “Existing Restrictions”) or (ii) otherwise agreed to in writing by Buyer. If a right of first refusal or co-sale right applies to any of the Interests and Seller and Buyer cannot obtain waivers of such rights within 20 days of the later of (1) the signing and delivery of this Agreement by Seller to Buyer and (2) provision by Seller to Buyer of copies of all of the contracts containing such first refusal and co-sale rights, Buyer shall specify the portion of the Offer Price that applies to such Interests. If any of the Interests are pre-empted from transfer to Buyer by way of the exercise of a right of first refusal or a co-sale right by a third party then the Offer Price shall be reduced by the corresponding price amount for such Interests, but the terms of this Agreement shall remain in effect for the remaining Interests.

2. With respect to the Interests in Fitness Holdings, Inc., closing of the purchase of all Interests shall be subject to waiver of the transfer restrictions of the Shareholders Agreement, dated as of October 20, 2004, by and among Fitness Holdings, Inc. and certain shareholders thereof, applicable to the transfer from Seller to the Buyer. Seller and Buyer shall use commercially reasonable good faith efforts to obtain the waiver specified in the foregoing sentence. For those Interests subject to any rights of first refusal or co-sale, closing of the purchase of such Interests is subject to expiration, satisfaction or waiver of any rights of first refusal and co-sale applicable to them. Seller and Buyer shall use commercially reasonable good faith efforts to obtain waivers of any rights of first refusal applicable to the transfer of the Interests from the respective Companies and from the other investors in the Companies. To the extent that such right of first refusal and co-sale waivers cannot be obtained within 20 days of the later of (1) the signing and delivery of this Agreement by Seller to Buyer and (2) provision by Seller to Buyer of copies of all of the contracts containing such first refusal and co-sale rights, the Seller shall comply with the applicable rights of first refusal and co-sale processes. Closing of the sale of the Interests by the Seller shall be subject to the approval of the shareholders of Seller, to the extent required by law, applicable stock exchange rules or the bylaws and articles of incorporation of Seller as they exist on the date of this letter. If such Seller shareholder approval is so required, then Seller agrees to promptly seek such approval (except as set forth in the next paragraph), and Seller’s board of directors agrees to recommend to the shareholders of Seller that they vote in favor of approval of closing of the sale of the Interests by Seller to Buyer on the terms herein (except as set forth in the next paragraph). Seller agrees to use good faith efforts to file with the U.S. Securities and Exchange Commission (“SEC”) as soon as reasonably practicable, a preliminary proxy statement (the “Proxy”) that solicits shareholder approval of the transactions contemplated hereby. Seller agrees that it shall hold the shareholder meeting as soon as practical following submission of the Proxy and completion of any subsequent revisions to the Proxy, which shall be made in the sole reasonable discretion of Seller, in response to any comments or questions relating to the Proxy provided by the staff of the SEC. Seller agrees to use reasonable good faith efforts to solicit proxies in favor of the transactions contemplated hereby from each of Seller’s stockholders.

3. If, prior to obtaining approval by its shareholders of the transactions contemplated hereby, the Seller receives a binding offer (with no due diligence condition and no financing condition) from a single buyer or group of related buyers (an “Alternative Buyer”) for the purchase of the Interests in cash, cash equivalents, or marketable securities for an amount that exceeds the Offer Price by an amount greater than the Threshold Amount (in the amount as hereinafter specified) and if the Seller pays to Buyer a cash break-up fee in the amount of US$250,000 upon the closing of such sale to the Alternative Buyer, then Seller and the board of directors of Seller shall be free to agree to sell the Interests on those terms to the Alternative Buyer and to seek Seller shareholder approval of such sale. The Threshold Amount shall be an amount equal to (1) US$1,250,000 plus (2) the product of (A) US$500,000 and (B) the numbers of months (or part thereof) after February 8, 2007 that such binding offer is received by Seller. If the Seller seeks to sell the Interests to an Alternative Buyer but fails to close the sale of the Interests to such Alternative Buyer, Seller and the board of directors of Seller shall remain bound by this Agreement to sell the Interests to Buyer pursuant to the terms hereof and to seek Seller shareholder approval of such sale. The break-up fee will only be paid where Buyer does not become the owner of all of the Interests (other than those Interests eliminated by the result of right of first refusal).

4. Seller and Buyer agree to use commercially reasonable good faith efforts to satisfy the transfer conditions set forth above and close the purchase of the Interests as soon as reasonably practicable.

5. At the closing, Seller will deliver to Buyer original stock certificates and other instruments representing the Interests along with assignment instruments executed by the Seller to effect the transfer to Buyer and Buyer will pay the Offer Price to Seller by wire transfer of immediately available funds in U.S. dollars to an account designated by Seller. In addition, at the closing Buyer will execute any stockholder or similar agreements required to be executed by the terms of the Existing Restrictions with respect to the applicable Interest being purchased by Buyer. The closing shall take place at the offices of Buyer in New York, New York no later than fifteen business days following the date of the satisfaction of the following closing conditions: (i) the closing conditions specified in paragraph 2 hereof, (ii) the closing, along with the sale of Interests pursuant to rights of refusal, shall provide $10,000,000 in cash to the Seller (where only Seller is the beneficiary of this (ii) as a closing condition), (iii) lack of any preliminary or permanent injunction or other order issued by any state or federal court which prevents the consummation of the transactions contemplated hereby, and (vi) the representations and warranties of the parties hereto remain true and correct. Each of the parties hereto shall be deemed to have made all representations and warranties herein as of the time of the closing, in addition to as of the date of this Agreement. Either party may terminate this Agreement and abandon the transactions contemplated hereby upon written notice to the other party at any time following June 30, 2007 if the closing has not occurred by such date, provided that such party has used commercially reasonable good faith efforts to satisfy the transfer conditions herein and to meet all of its obligations hereunder. In the event of termination of this Agreement, no party hereto shall have any liability or further obligations to the other party hereto except for the obligations of the parties in paragraph 13 and the second sentence of paragraph 14 and except for such legal and equitable rights and remedies that any party may have by reason of any willful breach of this Agreement by any other party.

6. Seller represents to Buyer that: it has full corporate power and authority to enter into this Agreement and the transactions contemplated hereby; the board of directors of Seller has authorized the execution and delivery of this Agreement, the performance of Seller’s obligations hereunder and the consummation of the transactions contemplated hereby; this Agreement has been duly executed and delivered by Seller and is a binding obligation of Seller, enforceable against Seller in accordance with its terms. The board of directors of Seller has, by resolutions duly adopted by unanimous vote at a meeting of all of it directors duly called and held and not subsequently rescinded or modified in any way has duly (i) determined that the transactions contemplated hereby are fair to, and in the best interests of, Seller and its stockholders and declared such transactions to be advisable, (ii) approved this Agreement and (iii) agreed to recommend that the stockholders of Seller approve the transactions contemplated hereby and directed that such matter be submitted to Seller’s stockholders at a special stockholders meeting to be held as soon as practicable. Seller represents to Buyer that Seller owns (and will own, immediately prior to the closing) the Interests (other than Interests excluded from the closing by operation of a right of first refusal or co-sale) free and clear of any liens or encumbrances (other than as will be satisfied or waived before or at the closing and other than the Existing Restrictions); that this Agreement and the transactions contemplated hereby do not conflict with any agreements, court orders, laws or government regulations by which Seller is bound; that the signatory below is authorized to sign this Agreement on behalf of Seller and to bind Seller to perform its obligations under this Agreement. Seller represents to Buyer that, to the best of Seller’s knowledge, no Existing Restrictions entered into or consented to by Seller prior to September 28, 2005 exist other than those contained in the documents contained in Exhibit B hereto and that it has provided copies of all such documents to Buyer. Seller represents to Buyer that no Existing Restrictions entered into or consented to by Seller on or after September 28, 2005 exist other than those contained in the documents contained in Exhibit B hereto and that it has provided copies of all such documents to Buyer. Seller represents to Buyer that the undersigned individual signing on behalf of Seller is the sole director of Seller.

7. Seller acknowledges that, after the closing of the purchase of the Interests by Buyer, Buyer intends to retain Brantley Capital Management, L.L.C. (“BCM”), the former investment advisor to Seller, and former Seller directors Robert P. Pinkas and Paul H. Cascio, or affiliates thereof (collectively, with BCM, the “BCM Affiliates”), to aid Buyer in the management of the Interests. Further, Seller acknowledges that Buyer is an investor in private equity funds managed by the BCM Affiliates, including funds that are co-investors along with Seller in the Companies, and acknowledges that Buyer, as a result of its status as an investor in funds managed by BCM Affiliates, has received from BCM Affiliates information regarding the prospects of the Companies (which the BCM Affiliates are aware of through their management of funds that are co-investors along with Seller in the Companies). Seller agrees not to bring any lawsuit or claim against Buyer or any of its affiliates or their officers or directors (the “Buyer Parties”, which shall include any entity used or formed (a “Buying Entity”) to hold the Interests, directly or indirectly) in relation to the purchase of the Interests by Buyer, other than for failure to pay the Offer Price when due hereunder or for any other breach of this Agreement by Buyer; provided that the BCM Affiliates shall not be deemed Buyer Parties or affiliates of Buyer for the purposes of this Agreement. Buyer agrees not to bring any lawsuit or claim against Seller or any of its affiliates or their officers or directors (the “Seller Parties”) in relation to the purchase of the Interests by Buyer, other than for any breach of this Agreement by Seller. Seller further agrees not to bring any lawsuit (other than by counterclaim) against the Companies in relation to the Interests without the consent of the Buyer, consent for which shall not be unreasonably withheld. Seller agrees not to bring any lawsuit or claim against any of the BCM Affiliates directly relating to (1) the retention of the BCM Affiliates by Buyer to aid Buyer in the management of the Interests after the closing of the purchase of the Interests by Buyer or (2) the provision of information to Buyer by the BCM Affiliates regarding the Companies as described above. Seller shall, however, retain the rights to bring lawsuits or claims against any of the BCM Affiliates in relation to any other matters, including, without limitation, with respect to the conduct of (x) Brantley Capital Management, L.L.C., during its time as former investment advisor to Seller, and (y) Robert P. Pinkas and Paul H. Cascio, during their time as directors and officers of Seller. Seller shall indemnify each of the Buyer Parties from and against any and all claims or lawsuits brought by any current, past or future shareholder of Seller that arise from the consummation of the transactions contemplated hereby (“Seller Shareholder Claims”), including reasonable legal fees and other costs and expenses incurred (the “Legal Costs”, which shall include the costs of any investigation and preparation), however, if Seller’s actual and reasonable expenditures related to indemnifying Buyer Parties exceed $200,000 prior to the closing, the Seller shall have the right to terminate this Agreement, by written notice to Seller (including documentation of expenditures) and with the effect described in the last sentence of paragraph 5 herein, without penalty; provided that Seller shall only have such termination right if Seller has used commercially reasonable good faith efforts to satisfy the transfer conditions herein and to meet all of its obligations hereunder. In the event that any Buyer Party becomes subject to any Seller Shareholder Claims, the Seller shall pay on a timely basis the Legal Costs directly to the respective third party providers. The covenants of this paragraph shall survive the closing. The BCM Affiliates shall be deemed third party beneficiaries of this paragraph 7.

8. Seller represents to Buyer that as of the date hereof there is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to its actual knowledge, threatened against Seller, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement. Seller represents to Buyer that as of the date hereof there is no action or suit by Seller pending or threatened against the Companies relating to the Interests.

9. Buyer represents to Seller that: it has full corporate power and authority to enter into this Agreement and the transactions contemplated hereby; the board of directors of Buyer has authorized the execution and delivery of this Agreement, the performance of Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby; this Agreement has been duly executed and delivered by Buyer and is a binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer further represents to Seller that this Agreement and the transactions contemplated hereby do not conflict with any agreements, court orders, laws or government regulations by which Buyer is bound; that the signatory below is authorized to sign this Agreement on behalf of Buyer and to bind Buyer to perform its obligations under this Agreement; that the Interests are being acquired for investment for Buyer’s own account, not with a view to the resale or distribution thereof; that Buyer has acquired sufficient information about each of Companies to reach an informed and knowledgeable decision to acquire the Interests. Buyer acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Interests. Buyer further acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, and must be held indefinitely unless they are so registered or an exemption from registration requirements is determined. Buyer further represents to Seller that as of the date hereof there is no action, suit, or arbitration pending or, to its actual knowledge, threatened against Buyer, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement. Buyer represents to Seller that it will have at closing sufficient funds in its accounts to pay the Offer Price. Buyer represents to Seller that none of the BCM Affiliates are, or will be at or prior to the closing, investors in, or owners of, the Buyer Parties or the affiliates of the Buyer; provided that BCM Affiliates are expected to become minority investors in a Buying Entity after the closing of the Agreement.

10. Except as required by law or as otherwise consented to by Buyer, Seller shall not take any actions (other than the transfer of the Interests to Buyer or Alternative Buyer or satisfaction of already existing rights of first refusal or other Existing Restrictions applicable to the Interests) to waive, modify or transfer any of its rights in respect of the Interests. Except as agreed to by Buyer, Seller agrees to provide, on a timely basis, any required consent to Companies with respect to pending financings of the Companies or other activities of the Companies where lack of provision of such consent would have a material adverse effect on the value of, or prospects for, the Interests.

11. All representations and warranties of the parties set forth herein shall expire and be of no further force and effect upon the first anniversary of the consummation of the closing. Except for the covenants and provisions of paragraph 7 and 14 hereof, all covenants of the parties herein shall terminate on the first anniversary of the closing and shall be of no further force and effect thereafter.

12. Buyer acknowledges and agrees that in respect of this Agreement and the transactions contemplated hereby, Buyer has not and is not relying on any document or written or oral information, statement, representation or warranty furnished or discovered by Buyer or any of its affiliates other than the representations and warranties of Seller set forth in this Agreement. It is the explicit intent and understanding of the parties hereto that no party hereto or any of such party’s representatives, affiliates, or agents is making any representations or warranties whatsoever, oral or written, express or implied, whether with respect to Buyer, Seller, the Interests, Companies or otherwise, other than the representations and warranties set forth in this Agreement, and the parties expressly disclaim all other representations and warranties of any kind or nature, express or implied.

13. Until the closing of sale of the Interests by Seller, Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by law or applicable stock exchange rules, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement. Without limiting the foregoing, Seller shall issue a press release on or about the day hereof substantially in the form shown in Exhibit C hereto.

14. Buyer and Seller agree that damages for a breach by either party of a provision this Agreement may be difficult to calculate and thus further agree that specific performance and/or injunctive relief shall be available as the remedies, but not as exclusive remedies, for any such breach. Each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no promises, representations, warranties, covenants or undertakings with respect to this Agreement and the events giving rise thereto other than those expressly set forth herein. Except for the confidentiality agreement, dated December 4, 2006, by and between Buyer and Seller, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement shall be governed by and construed under the law of the State of New York. The federal and state courts within the Borough of Manhattan within the City of New York within the State of New York shall have exclusive jurisdiction to adjudicate any dispute relating to the subject matter of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other party. Nothing contained herein, express or implied, is intended to confer on any person or entity other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the third party benefits specified with respect to the BCM Affiliates in paragraph 7 hereof. Nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, shareholders or principals of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise. This Agreement may be executed in counterparts (whether original or facsimile counterparts), each of which shall be deemed an original and which together shall constitute one and the same instrument. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing. This Agreement may be amended or modified only by a written instrument signed by or on behalf of all parties hereto. Any consent given hereunder may be given only by a written instrument signed by or on behalf of the party to be charged therewith. The prevailing party in any legal action related to this Agreement shall be entitled to reimbursement by the other party of the prevailing party’s reasonable legal fees and expenses. The provisions of this paragraph shall survive the closing.

IN WITNESS WHEREOF the parties hereto have executed this Agreement, either directly or by an attorney-in-fact, as of the date first above written.

Venture Capital Fund of America III, Inc.:	Brantley Capital Corporation:

By: /s/ Brett D. Byers Brett D. Byers Managing Director	By: /s/ Phillip Goldstein Phillip Goldstein Chairman of the Board

Date: December 13, 2006

EXHIBIT A to Sale Agreement

INTEREST SPECIFICS

								Debt	Due Date
							Percentage	Principal	of Debt/	Interest Rate
			Stock,		Brantley		of Issuer’s	Amount/	Expiration	for Debt/PIK
	State of	Date of	Warrant or	Series or	Capital		Fully	Exercise Price	Date for	Dividend Rate
	Incorporation	Issuance of	Note Certificate	Type of	Corporation	Number of	Diluted	per Share for	Warrants	for Preferred
Issuer of Interest:	of Issuer:	Interest:	Number:	Stock or Debt:	Net Cost:	Shares:	Equity:	Warrants:	or Escrows:	Stock:

Fitness Quest Inc.	Delaware	October 20, 2004	8	Common Stock	$—	160,250	2.80%	NA	NA	NA
The Holland Group of Tennessee, Inc.	Delaware	July 14, 2000	1	Series A	$2,125,000	282,530	21.40%	NA	NA	6%
				Preferred Stock
Streamline Foods, Inc.	Delaware	February 8, 2002	AP-1	Series A	$700,000	897,572	7.19%	NA	NA	8%
				Preferred Stock
Streamline Foods, Inc.	Delaware	February 8, 2002	N23512064309	Convertible	$95,000	95,000	included above	$95,000	January 1, 2009	13%
				Promissory Notes
Streamline Foods, Inc.	Delaware	February 8, 2002	N23512064228	Warrant for Series A	$—	27,500	included above	$0.01	February 8, 2012
				Preferred Stock
TherEX, Inc.	Delaware	June 13, 2001	NA	Promissory Note	$27,228		9.37%	$27,228	December 31, 2002	10% (12% under default conditions)
TherEX, Inc.	Delaware	December 10, 2004	NA	Promissory Note	$162,500		included above	$162,500	June 10, 2005	12% (15% under default conditions)
TherEX, Inc.	Delaware	August 31, 1999	P2	Series A	$1,455,387	2,218,375	included above	NA	NA	8%
				Preferred Stock
Value Creation Partners, Inc.	Delaware	June 1, 1999	CPA-2	Series A	$148,435	35,000	5.30%	NA	NA	8%
				Preferred Stock
Value Creation Partners, Inc.	Delaware	June 14, 2000	CPB-1-2	Series B1	$1,145,023	269,989	included above	NA	NA	8%
				Preferred Stock
Value Creation Partners, Inc.	Delaware	February 18, 2005	D-2	Series D	$486,387	227,176	included above	NA	NA	8%
				Preferred Stock
Orion HealthCorp, Inc.	Delaware	December 15, 2004	ONH 0003	Class A	$4,914,396	1,629,737		NA	NA	NA
				Common Stock
Orion HealthCorp, Inc.	Delaware	December 14, 2004	NA	Warrant for Class A	$—	4,545		$0.01 (subject to adjustment)	December 15, 2009	NA
				Common Stock
Prime Office Products, Inc.	(sold to Staples)			18 month	$—	800,000		$300,000	March 1, 2007	none
				escrow-relating to Convertible Preferred Stock
TOTAL					$11,259,356

EXHIBIT B to Sale Agreement

Brantley Capital Corp. Portfolio Existing Restrictions

Date of
Portfolio Company	Document Provided to Buyer	Effectiveness

Fitness Holdings, Inc.	Stockholders Agreement	October 20, 2004
Orion HealthCorp, Inc.	Orion Stockholders Agreement	December 15, 2004
	Common Stock Warrant Certificate for 4,545 of Class A common stock	December 15, 2004
Value Creation Partners	Amended and Restated Shareholders Agreement	June 14, 2000
	Second Amended and Restated Shareholders Agreement	November 23, 2004
TherEx, Inc.	Amended and Restated Shareholders Agreement	June 27, 2003
	Stock Purchase Warrant for 1,000,000 shares of Series A preferred stock	December 10, 2004
	$162,500 Promissory Note	December 10, 2004
	$27,228 Promissory Note	June 13, 2001
Streamline Foods, Inc.	Stockholders Agreement	February 8, 2002
	Warrant for the Purchase of up to 27,500 Shares of Series A Convertible Preferred Stock	February 8, 2002
	Subordinated Convertible Note $95,000 principal amount	February 8, 2002
	Registration Rights Agreement	February 8, 2002
Prime Office Products, Inc.	The Section 1.8 Holdback provisions of Prime Merger Agreement (pages 3 and 4 only of that agreement)	September 19, 2005
The Holland Group of Tennessee, Inc.	Stockholders Agreement	July 14, 2000
	Registration Rights Agreement	July 14, 2000

APPENDIX B

PLAN OF LIQUIDATION AND DISSOLUTION

OF

BRANTLEY CAPITAL CORPORATION.

Brantley Capital Corporation, a Maryland corporation (the “Company”), is a non-diversified investment company that is regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). The Board of Directors of the Company (the “Board”) has approved and determined that this Plan of Liquidation and Dissolution (the “Plan”) is advisable and in the best interests of the Company and its stockholders. The Board has directed that this Plan be submitted to the holders of the outstanding shares of common stock, par value $0.01 per share, of the Company (each a “stockholder” and, collectively, the “stockholders”), for their adoption or rejection at a special meeting of stockholders in accordance with the requirements of the Maryland General Corporation Law (“MGCL”) and the Company’s Amended and Restated Articles of Incorporation. The Board has also authorized the filing with the Securities and Exchange Commission (“SEC”) and distribution to stockholders of a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies for such meeting. Following approval of the Plan by the stockholders, the Company shall voluntarily dissolve and completely liquidate in accordance with the requirements of the MGCL and the Internal Revenue Code of 1986, as amended (the “Code”), upon the terms and conditions set forth below:

Effective Date of Plan.  The effective date of the Plan (the “Effective Date”) shall be a date determined by the Board; provided such date shall occur on or following the date on which the Proposal (as defined in the Proxy Statement) is approved by the affirmative vote of the majority of the Company’s outstanding common stock at a duly called meeting of the stockholders at which a quorum is present.

Termination of Business Operations.  As soon as practicable upon the Effective Date, the Company shall cease to conduct business as a business development company and shall not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets (including incurring obligations to pursue available claims), discharging or making reasonable provision for the payment of all of the Company’s liabilities as provided herein, and distributing its remaining assets to the stockholders in accordance with this Plan.

Fixing of Interests and Closing of Books.  The proportionate interests of holders of Company common stock in the assets of the Company shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date or on such later date as may be determined by the Board (the “Determination Date”). On the Determination Date, the books of the Company shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Company’s assets shall not be transferable by the negotiation of share certificates.

Notice of Liquidation.  As soon as practicable after the Effective Date, the Company shall mail notice to its known creditors, if any, at their addresses as shown on the Company’s records, that this Plan has been approved by the Board and the stockholders and that the Company will be liquidating its assets, to the extent such notice is required under the MGCL.

Liquidation of Assets and Payment of Debts.  Consummation of the Sale (as defined in the Proxy Statement) will result in substantially all of the portfolio securities of the Company being converted to cash or cash equivalents. In the event the Company owns any remaining portfolio securities or related rights, that in each case have any material value, then as soon as is reasonable and practicable after the Effective Date, any such portfolio securities or rights shall be converted to cash or cash equivalents. As soon as is reasonable and practicable after the Effective Date, the Company shall pay, or make reasonable provision to pay in full all known or reasonably ascertainable liabilities, including contingent liabilities, of the Company incurred or expected to be incurred prior to the date of the final Liquidation Distribution (as defined below).

B-1

Distribution of Assets.  In accordance with Section 331 of the Code, the Company’s assets are expected to be distributed by one or more cash payments in complete cancellation of all the outstanding shares of stock of the Company. The first distribution of the Company’s assets (the “First Distribution”) is expected to consist of cash representing a portion of the assets of the Company, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Company on the Company’s books on the First Distribution date, and (b) liabilities, including without limitation liabilities that may be incurred by the Company in connection with pursuing claims against former officers, directors and/or investment advisors of the Company, as the Board shall reasonably deem to exist against the assets of the Company on the Company’s books. Each subsequent distribution, if any (each a “Distribution” and, together with the First Distribution and all other Distributions, the “Liquidation Distribution”), will consist of cash from any assets remaining after payment of expenses and liabilities, the proceeds of any sale of assets of the Company under the Plan not sold prior to the earlier Distributions and any other miscellaneous income to the Company. The Board will set the record date and payment date for the First Distribution and each subsequent Distribution. Stockholders whose shares are held in the name of their broker or other financial institution will receive their distributions through their nominee firms. No amount will be distributed by the Company to a stockholder of record unless and until such stockholder delivers to the applicable Company transfer agent, a signed letter of transmittal and the certificates representing the stockholder’s Company shares or, in the event a share certificate has been lost, a lost certificate affidavit and such surety bonds and other documents and instruments as are reasonably required by the Company, together with appropriate forms of assignment, endorsed in blank and with any and all signatures thereon guaranteed by a financial institution reasonably acceptable to the Company. All stockholders receiving a Distribution will receive information concerning the sources of such distribution. On the mailing date of the final Liquidation Distribution, all issued and outstanding shares of the Company shall be deemed to be retired and canceled, and beneficial owners of such shares shall cease to be stockholders with respect to such shares, but will have the right to receive Liquidation Distributions, without interest.

Articles of Dissolution.  Following the Effective Date and pursuant to the MGCL, the Company, on a date to be determined by the Board, shall prepare and file Articles of Dissolution (the “Articles of Dissolution”) with and for acceptance by the Maryland State Department of Assessments and Taxation.

Amendment or Abandonment of Plan.  The Board may modify or amend this Plan at any time without approval of the Stockholders if it determines that such action would be advisable and in the best interests of the Company and its stockholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the stockholders, such an amendment or modification will be submitted to the stockholders for approval. In addition, the Board may abandon this Plan, without stockholder approval to the extent permitted by applicable law, at any time prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Company and its Stockholders.

Powers of Board and Officers.  The Board and the officers of the Company are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the MGCL, including, without limitation, filing of a Form N-8F and/or Form N-54C with the SEC, withdrawing any state registrations of the Company and/or its shares, withdrawing any qualification to conduct business in any state in which the Company is so qualified and the preparation and filing of any tax returns.

Expenses.  The expenses of carrying out the terms of this Plan shall be borne by the Company, whether or not the liquidation contemplated by this Plan is effected.

B-2

APPENDIX C

Sections 3-201 — 3-213 of the Maryland General Corporation Law

§ 3-201. “Successor” defined

(a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired. When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202. Right to fair value of stock

(a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b) Basis of fair value.

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder

(a) Specific duties. A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

(a) Duty of successor.

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors.

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

(a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same — Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same — Service; objection.

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

(a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

. NNNNNNNNNNNN Brantley Capital Corporation NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors of Brantley Capital Corporation (the “Fund”) recommends a vote FOR the Proposal. For Against Abstain 1. To consider and act upon a proposal (the “Proposal”) to approve and adopt (a) the Asset Purchase and Sale Agreement, dated December 13, 2006, + with Venture Capital Fund of America III, Inc., and (b) following consummation of the sale, the liquidation and dissolution of the Company all as more fully described in the Proxy Statement. 2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. If shares are held in the name of joint owners, each should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, etc. should so indicate. If stockholder is a corporation or partnership, please sign in full corporate or partnership name by authorized person. The undersigned hereby acknowledges receipt of the notice of special meeting of stockholders and the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 2 6 6 5 2 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00OTAE

. 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Brantley Capital Corporation THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS APRIL 11, 2007 This proxy is solicited on behalf of the Board of Directors of BRANTLEY CAPITAL CORPORATION (the “Company”) for use at the special meeting of stockholders to be held at 9:30 a.m. (Eastern time), on April 11, 2007, at the offices of Brantley Capital Corporation, 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577 (the “Special Meeting”), and relates to the proposals with respect to the Fund set forth in the Notice of Special Meeting of Stockholders dated March 21, 2007. The undersigned hereby appoints Phillip Goldstein and Ben Harris and each of them proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote, as designated, on behalf of the undersigned at the Special Meeting and any adjournment or postponement thereof, all shares of the Company which the undersigned is entitled to vote at the Special Meeting and any adjournment or postponement thereof. Your vote is important. If this proxy is properly executed and received by the Company prior to the Special Meeting, shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy will be voted “FOR” the proposals and grant discretionary authority to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy previously given. This proxy may be revoked at any time prior to its exercise at the Special Meeting by execution of a subsequent proxy card, by written notice to the Chairman of the Board of the Company or by voting in person at the Special Meeting. SEE REVERSE SIDE CONTINUED AND TO BE VOTED ON REVERSE SIDE SEE REVERSE SIDE

. NNNNNNNNNNNN Brantley Capital Corporation 000004 000000000.000000 ext 000000000.000000 ext MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on April 11, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors of Brantley Capital Corporation (the “Fund”) recommends a vote FOR the Proposal. For Against Abstain 1. To consider and act upon a proposal (the “Proposal”) to approve and adopt (a) the Asset Purchase and Sale Agreement, dated December 13, 2006, + with Venture Capital Fund of America III, Inc., and (b) following consummation of the sale, the liquidation and dissolution of the Company all as more fully described in the Proxy Statement. 2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. If shares are held in the name of joint owners, each should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, etc. should so indicate. If stockholder is a corporation or partnership, please sign in full corporate or partnership name by authorized person. The undersigned hereby acknowledges receipt of the notice of special meeting of stockholders and the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 2 6 6 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00OT7E

. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Brantley Capital Corporation THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS APRIL 11, 2007 This proxy is solicited on behalf of the Board of Directors of BRANTLEY CAPITAL CORPORATION (the “Company”) for use at the special meeting of stockholders to be held at 9:30 a.m. (Eastern time), on April 11, 2007, at the offices of Brantley Capital Corporation, 287 Bowman Avenue, 2nd Floor, Purchase, New York 10577 (the “Special Meeting”), and relates to the proposals with respect to the Fund set forth in the Notice of Special Meeting of Stockholders dated March 21, 2007. The undersigned hereby appoints Phillip Goldstein and Ben Harris and each of them proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote, as designated, on behalf of the undersigned at the Special Meeting and any adjournment or postponement thereof, all shares of the Company which the undersigned is entitled to vote at the Special Meeting and any adjournment or postponement thereof. Your vote is important. If this proxy is properly executed and received by the Company prior to the Special Meeting, shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy will be voted “FOR” the proposals and grant discretionary authority to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy previously given. This proxy may be revoked at any time prior to its exercise at the Special Meeting by execution of a subsequent proxy card, by written notice to the Chairman of the Board of the Company or by voting in person at the Special Meeting. Please mark, sign, date and return promptly in the enclosed envelope if you are not voting by telephone or the internet. SEE REVERSE SIDE CONTINUED AND TO BE VOTED ON REVERSE SIDE SEE REVERSE SIDE